UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/30/2006

Pegasystems Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-11859

Massachusetts	04-2787865
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

101 Main Street, Cambridge, Massachusetts 02142
(Address of principal executive offices, including zip code)

617-374-9600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On May 30, 2006, the Board of Directors of Pegasystems Inc. (the "Company") designated Shawn Hoyt and James Reilly as "officers" of the Company, as defined by Rule 16(a)-1(f) promulgated under the Securities Exchange Act of 1934, as amended.

Shawn Hoyt, the Company's Vice President and General Counsel, assumed the role of Interim Chief Financial Officer effective June 1, 2006. Effective as of that date, Mr. Hoyt will be paid an annualized base salary of $210,000, and is eligible for an annual target bonus of 30% of his base salary, subject to the funding provisions of the applicable bonus plan. In the aggregate, Mr. Hoyt has been granted options to purchase 77,000 shares of the Company's Common Stock pursuant to its 2004 Long-Term Incentive Plan. These options have a weighted average exercise price of $7.33 per share.

James Reilly, the Company's Vice President, Finance, was promoted to Chief Accounting Officer effective June 1, 2006. Effective as of that date, Mr. Reilly will be paid an annualized base salary of $210,000, and he is eligible for an annual target bonus of 30% of his base salary, subject to the funding provisions of the applicable bonus plan. In the aggregate, Mr. Reilly has been granted options to purchase 112,200 shares of the Company's Common Stock pursuant to its 1994 and 2004 Long-Term Incentive Plans. These options have a weighted average exercise price of $5.35 per share. Mr. Reilly also will receive $50,000 as a lump sum incentive payment in the event that he remains employed by the Company through the 30th day following the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date: June 05, 2006	By:	/s/ Shawn Hoyt
Shawn Hoyt
Interim CFO and General Counsel